Exhibit 10.32
COMMERCIAL OFFICE LEASE
by and between
ROHO ULTIMATE, LTD. II, a Florida limited partnership
(“Landlord”)
and
ULTIMATE SOFTWARE GROUP, INC., a Delaware corporation
(“Tenant”)

ARTICLE IX — TITLE
9.01	POSSESSION BY TENANT
9.02	SUBLEASE AND ASSIGNMENT
9.03	FINANCING
9.04	SURRENDER OF PREMISES
9.05	EMINENT DOMAIN
9.06	NONDISTURBANCE AND ATTORNMENT

ARTICLE X — DEFAULT
10.01	DEFAULT BY TENANT
10.02	LIEN OF LANDLORD FOR RENT, TAXES AND OTHER SUMS
10.03	NO LIENS CREATED BY TENANT

ARTICLE XI — ENVIRONMENTAL
11.01	COMPLIANCE WITH LAWS
11.02	STORAGE OF CONTAMINATION
11.03	NO LIENS
11.04	ENVIRONMENTAL ASSESSMENT AND REMEDIATION
11.05	NOTICE OF CONTAMINATION OR ENFORCEMENT

ARTICLE XII — MISCELLANEOUS
12.01	NOTICES
12.02	WAIVER
12.03	RELATIONSHIP OF PARTIES
12.04	GOVERNING LAW
12.05	SAVINGS CLAUSE
12.06	MARGINAL HEADINGS
12.07	COVENANT TO BIND SUCCESSORS
12.08	CREDIT REPORTS
12.09	ESTOPPEL CERTIFICATE
12.10	EXCULPATION
12.11	FORCE MAJEURE
12.12	PREVAILING PARTY
12.13	RADON GAS
12.14	ENTIRE AGREEMENT
12.15	NEGOTIATION AND EXECUTION
12.16	NO REPRESENTATION
12.17	CONTINGENCY
12.18	COMPLETION OF CONSTRUCTION

EXHIBITS
Exhibit A	Legal Description
Exhibit B	Landlord’s Work
Exhibit C	Tenant’s Work
Exhibit D	Change Order Schedule

COMMERCIAL OFFICE LEASE
     THIS LEASE, made and entered into this                       day of                                         ,                      , by and between ROHO Ultimate, Ltd. II, a Florida limited partnership (hereinafter referred to as “Landlord”) and ULTIMATE SOFTWARE GROUP, INC., a Delaware corporation (hereinafter referred to as “Tenant”);
W I T N E S S E T H: THAT
     In consideration of the rents, covenants and agreements hereinafter reserved and contained on the part of the Tenant to be observed and performed, the Landlord demises and leases to the Tenant, and Tenant takes, accepts and rents from Landlord, the premises hereinafter described, for the period, at the rental, and upon the terms and conditions hereinafter set forth.
ARTICLE I
DEMISED PREMISES
     Section 1.01 — Demised Premises: The Landlord demises and leases to the Tenant, and the Tenant rents from Landlord, that certain real property located in Broward County, Florida and more particularly described on Exhibit “A” attached hereto, (the “Property”) together with all improvements located or to be located thereon, including but not limited to a two-story office building and training rooms to be known as the Ultimate Software Group Building II, located in Town Center Circle, in the City of Weston, County of Broward, and State of Florida, (the “Demised Premises,”) Landlord shall be responsible for designing and constructing the building and improvements as described in Exhibit “B” hereto. In the event that any item in said Exhibit “B” is not accompanied by a corresponding specification and there is a resulting dispute or question as to the intent of the parties as to such specification, or in the event that there is an unintentional omission from such plans as to an item that would clearly be required in order to complete the building and improvements in accordance with Exhibit “B” hereto and would clearly not be Tenant’s responsibility under Exhibit “C” hereto and there is a resulting dispute or question as to the intent of the parties as to such item, then in either such event the parties agree that such missing specification or item shall be equal in design and construction to the Phase I Building of Ultimate Software Group located at 2000 Ultimate Way, Weston, FL (the “Phase I Ultimate Building”).
ARTICLE II
TERM
     Section 2.01 — Length of Term: The length of this Lease shall be for a term of fifteen (15) years (the “Term”), or as set forth below, unless otherwise terminated or extended as provided herein.
     Section 2.02 — Commencement Date: The term of this Lease shall commence on a date that is the later of (a) the date Landlord obtains a Certificate of Occupancy, or (b) the date that Landlord Improvements (as defined in section 4.01 below) are substantially complete so that all of the Demised Premises can be occupied by Tenant for Tenant to conduct business operations (the “Commencement Date”). If the Tenant occupies the Demised Premises prior to the Commencement Date, such early occupancy shall be subject to all terms and conditions contained in this Lease. All property of Tenant brought upon the Demised Premises shall be kept at Tenant’s sole risk, provided however that Landlord shall be responsible for any damages caused by the gross negligence or willful misconduct of Landlord, it’s contractors, subcontractors, agents and/or employees.
     Section 2.03 — Option to Renew: Provided Lessee shall not be in default hereunder and upon one hundred eighty (180) days’ written notice prior to the end of the Term, Lessee shall have one (1) option to renew this Lease for a term of five (5) years (“Option Term”).
     Section 2.04 — By virtue of occupying the Demised Premises and subject to any “punch list” items and the Warranty Obligations (as defined in section 4.01 hereof), Tenant shall conclusively be deemed to have accepted the Demised Premises and the Property and to have acknowledged that the Landlord has satisfied all of its construction obligations as required by this Lease.
ARTICLE III
RENT
     Section 3.01 — Payment of Rent: Tenant hereby covenants and agrees to pay rent to Landlord, which rent shall be as hereinafter provided. The payment of said Rent shall begin on the Commencement Date. In the event the Commencement Date occurs on a day other than the first day of a month, Tenant shall pay rent for the fractional month on a per diem basis (calculated on the basis of a thirty [30] day month) until the first day of the month following such Commencement Date, and thereafter the Rent shall be paid in equal monthly installments on the first day of each and every month in advance. Said Rent shall be paid to the Landlord at 3325 South University Drive, Suite 210, Davie, FL 33328-2020, or at such other place as may be designated in writing from time to time by Landlord.
     Section 3.02 — Rent:
     A. Tenant shall pay to Landlord during the first year of this Lease, commencing on the Commencement Date (the “Initial Lease Year”), and as adjusted pursuant to Section 3.02 (B) of this Lease, without any prior notice or demand therefor, and without any deduction or setoff, except for the Warranty Obligations and/or the guarantor obligations pursuant to section 12.18 hereof and the Guaranty To Lease attached hereto, a total fixed minimum annual rental of $453,195.24 per annum, payable in equal monthly installments of $37,766.27, plus sales tax and use tax as required by law. The parties acknowledge that the amount of fixed minimum annual rental has been arrived at by calculating $21.19 per square foot per annum, based on an assumed square footage of 21,392 feet of Demised Premises (as measured including the exterior faces of exterior walls). Rent shall be payable in advance on the first day of each and every calendar month, as provided in Section 3.01 hereof.
     B. Commencing with the second year of this Lease, for a term of twelve (12) months, and for each successive year of this Lease, fixed minimum annual rent shall be adjusted in accordance with CPI as more fully set forth in this Article III, Section 3.03 below with a minimum increase of three percent (3%) per annum and a maximum increase of six percent (6%) per annum, whereupon the adjusted Rent shall be payable in equal monthly installments, plus applicable sales tax and use tax as required by law. Rent shall be payable in advance on the first day of each and every calendar month, as provided in Section 3.01 hereof.
     C. INTENTIONALLY OMITTED:
     D. Late fee: Any payment not received by Landlord by the tenth (10th) day of the month shall be considered in arrears and in default of the terms hereof and shall be subject to a late charge in the amount of one (1%) percent of the monthly rent, which Tenant agrees to pay along with the late rent in the form of a cashier’s check, certified check or money order.
     E. Returned Checks: In the event that Tenant’s check is returned for any reason, Tenant agrees to pay Landlord $50.00 as a handling charge in addition any applicable late charge. Returned checks must be redeemed by cashier’s check, certified check or money order. In the event that more than one (1) check is returned, Tenant agrees to pay all subsequent rents and charges by cashier’s check, certified check or money order.
     Section 3.03 — Cost of Living Increase in Fixed Minimum Annual Rent: “CPI” is hereby defined as the Consumer Price Index For All Urban Consumers and Wage Earners and Clerical Workers (U.S. City Average: All Items) issued by the Bureau of Labor Statistics of the U.S. Department of Labor, using the year 1982-84 as a base of 100. At the commencement of each year of this Lease, and each year thereafter, the fixed minimum annual rent shall be adjusted by multiplying said rent by a fraction, the numerator of which shall be the Index Number for the month preceding the commencement of the successive year of this Lease, and the denominator of which shall be the Index Number for the month of the commencement of the Term of this Lease, subject to the minimum and maximum increases provided in section 3.02(B) above. In the event that the Index herein referred to ceases to be published during the term of this Lease, or if a substantial change is made in the method of establishing such Index, then the determination of the adjustment in the fixed minimum annual rent shall be made with the use of such conversion factor, formula or table as may be published by the Bureau of Labor Statistics, or if none is available, the parties shall accept comparable statistics on the cost of living in the United States, as shall then be computed and published by an agency of the United States, or if none, by a respected financial periodical selected by Landlord. Further, if the publication of the Index is delayed or receipt of same is untimely, then the Rent shall be adjusted as soon as the Index is received, and the Tenant agrees to pay any adjustments in rent for those months which may not have been calculable due to the unavailability of the Index.
ARTICLE IV
IMPROVEMENTS
     Section 4.01 — Improvements by Landlord: (a) Landlord shall be responsible for any and all improvements to the Demised Premises as set forth on Exhibit “B” attached hereto and made a part hereof (“Landlord Improvements”), and shall not be responsible for any other improvements to the Demised Premises. Landlord warrants that the design and construction of the Landlord Improvements will be (i) performed in a good and workmanlike manner, (ii) in compliance with the Plans, Specifications and other documents which constitute Exhibit “B” hereto, (iii) in accordance with all applicable laws, regulations and codes including but not limited to the applicable building code and that (iv) all labor, materials and equipment are free from defects, such warranty to expire one (1) year from the Commencement Date except as to latent defects existing but undetected during said one year period which Landlord hereby warrants against for the entire term of this Lease (the warranties contained in this sentence referred to herein as the “Warranty Obligation”). In the event that any changes are required by the applicable governmental authorities in order for Landlord to obtain a permit for construction of Landlord’s Improvements or in order to otherwise comply with the requirements of such governmental authority then the parties will jointly determine and agree to such changes which shall, to the extent possible, be resolved in a manner so that the building design and construction is equal to the Phase I Ultimate Building.
     (b) Tenant shall be responsible for reimbursing Landlord for one hundred percent of the costs of Landlord’s Improvements in the amount of Six Hundred And Forty Eight Thousand Six Hundred And Fifty Five Dollars and No Cents ($648,655.00) (the “Tenant Reimbursement”). Tenant shall deliver such Tenant Reimbursement as follows: commencing thirty (30) days following issuance of the building permit for Landlord’s Improvements, Tenant shall deliver one twelfth (l/12th) of the Tenant Reimbursement (Fifty Four Thousand And Fifty Four Dollars and Fifty Eight Cents ($54,054.58)) to Landlord per month for twelve consecutive months until said Tenant Reimbursement is paid in full. Landlord shall be responsible for any and all additional costs of Landlord’s Improvements except for costs arising from Tenant requested modifications, alterations or additions to Landlord’s Improvements. In the event that Tenant desires any such modifications, alterations or additions, then (a) Tenant shall notify Landlord, (b) Landlord shall conduct an analysis of Tenant’s request, at Landlord’s discretion using third parties, so as to complete Exhibit “D” hereto for such request, (c) Landlord shall deliver the completed Exhibit “D” to Tenant, (d) should Landlord and Tenant both agree in writing as to such Exhibit “D” analysis, then Tenant shall be fully responsible for all costs and expenses described on said Exhibit “D”, including but not limited to (i) overhead and profit as described therein, and (ii) reimbursement for time delays as described therein. Should Tenant believe that the Exhibit “D” analysis is unreasonable, then Tenant may consult with Synalovski Architects for its opinion of the Exhibit “D” analysis, and (i) if Synalovski Architects finds that the Exhibit “D” analysis is reasonable then such analysis shall remain unchanged, or (ii) if Synalovski Architects finds that the Exhibit “D” analysis is unreasonable then Synalovski Architects shall provide specific proposed modifications thereto which may be accepted by Landlord and Tenant, in their sole discretions, or (iii) if Synalovski Architects finds that the Exhibit “D” analysis is unreasonable and provides specific proposed modifications thereto which are not acceptable to either Landlord or Tenant, in their sole discretion, then a third party architect shall be chosen by Synalovski Architects to provide specific proposed modifications as to Exhibit “D” which shall be binding on Landlord and Tenant. In the event that either Landlord or Tenant does not approve, in writing at their sole discretions, of the proposed Tenant modifications based on the final Exhibit “D” analysis, then such proposed modifications shall not be performed by Landlord. All Exhibit “D” costs and expenses for Tenant’s requested modifications, alterations or additions shall be paid by Tenant within ten (10) days after completion of such modifications, alterations or additions. Tenant shall have the right to audit the records of Landlord, its agents, contractors, subcontractors (to the extent Landlord has such rights), etc. in order to verify any amounts due from Tenant to Landlord.
     Section 4.02 — Improvements by Tenant: Tenant, at its sole cost and expense, shall be responsible for all improvements to the Demised Premises except as provided to the contrary in Section 4.01 hereof. Provided however, that before any such improvements are made, Tenant shall submit its plans, drawings and specifications to Landlord for Landlord’s approval which approval shall be in writing and shall not be unreasonably withheld and provided that any and all improvements to be made by Tenant meet all applicable building codes and/or zoning requirements as may be required by the appropriate governmental authorities and that Tenant secure, in advance of commencement of any improvements, the requisite governmental approvals and permits. All bills shall be paid for in full, and Tenant does hereby agree to indemnify, defend and hold harmless Landlord from any and all liens, claims or demands in connection therewith. If any liens are placed against the Demised Premises, Tenant shall be responsible for clearing all such liens immediately, and, to the extent Landlord incurs any expenses (including attorney fees), Tenant shall be responsible for reimbursement. In the event that Tenant desires to perform any improvements to the Premises prior to the issuance of a certificate of occupancy for the Premises, then Tenant must obtain the consent of Landlord, at Landlord’s sole discretion, of the contractor to be hired by Tenant to perform such improvements. Tenant hereby acknowledges that under these circumstances, it would be unusual to have Tenant’s contractor or subcontractor perform Tenant’s improvements prior to the issuance of a certificate of occupancy and such improvements may cause liability or delays to Landlord for which Tenant hereby specifically agrees to be financially responsible. In addtion, Landlord will have no obligation whatsoever to approve any such contractor or subcontractor. Landlord hereby approves Silver Builders, Inc. as an acceptable contractor for Tenant’s improvements. In addition, Landlord acknowledges in advance that the following contractors and subcontractors will be permitted to perform the following work on the Tenant Improvements prior to the Certificate of Occupancy and Landlord shall cooperate with them, subject to the other provisions of this Section 4.02:

Contractor/Subcontractor:	Work:

Compulink	Computer Installation (limited to cabling and termination)
Security One	Security
To be approved by Landlord	Audio/Visual
     Section 4.03 — Installation of Fixtures: Prior to the commencement of the Term, if Tenant enters upon the Demised Premises for the purpose of installing trade fixtures and furnishings, Landlord shall not be liable to Tenant for damage to or loss of such fixtures, equipment or furnishings. It is mutually agreed that all work performed or requested by the Tenant shall be subject to the approval of the Landlord’s architect, mechanical and electrical engineers with the exception of those which are similar to those in the Phase I Ultimate Building which Landlord consents to in advance. Landlord’s architects and engineers shall not unreasonably withhold approval and shall expeditiously respond to approval requests or, if Landlord shall fail to respond within thirty (30) days after receipt of any such request, then the same shall be deemed approved by Landlord.
     Section 4.04 — Roof Penetrations: Tenant shall not penetrate the roof of the Demised Premises without Landlord’s prior written consent. Tenant shall be responsible for the repair of roof leaks caused by such penetration even though Tenant has obtained Landlord’s prior written consent thereto.

ARTICLE V
USE BY TENANT
     Section 5.01 — Use of Premises: Tenant shall occupy and use the Demised Premises for any use permitted by law so long as such use does not violate section 5.02 hereof or any other provision of this Lease. Tenant shall continuously and uninterruptedly during the Term of this Lease conduct its customary business activity therein during all normal business days and hours, unless prevented from so doing by strikes, fire, casualty or other causes beyond Tenant’s control.
     Section 5.02 — Restrictions on Use: Tenant shall not use nor permit the Demised Premises to be used for any purpose other than that set forth in Section 5.01 above, will not use or suffer anyone to use, the Demised Premises, or any part thereof, for any purpose in violation of the laws of the United States, the State of Florida, or the ordinances and regulations of a county or a municipality having jurisdiction over the Demised Premises or in violation of any publicly recorded restriction. Tenant further covenants and agrees to execute and comply promptly with all statutes, ordinances, rules, orders, regulations and requirements of federal, state, county and city governments regulating the use by Tenant of the Demised Premises. Tenant will not use, or permit the use of the Demised Premises in any such manner that will tend to create a nuisance. The restrictions set forth in this Paragraph shall extend to all agents and employees of the Tenant. Tenant shall take good care of the Demised Premises, fixtures, appurtenances and all alterations, additions and improvements thereof; shall make all repairs in and about the Demised Premises as may be necessary to preserve same in good order and condition, which repairs shall be equal in quality to the original work; shall promptly pay the expenses of such repairs and shall promptly notify Landlord of damage that may occur to the Demised Premises.
     5.03 — Signs: Without Landlord’s prior consent and approval, Tenant shall not (a) install any exterior lighting, awnings, shades or exterior decorations or painting; (b) erect or install any exterior or interior window or door signs or advertising media, window or door lettering or placards or (c) keep or display any merchandise on, or otherwise obstruct the areaways adjacent to the premises. All signs must conform with the Landlord’s sign specifications and/or be approved by Landlord prior to installation which approval will not be unreasonably withheld. Landlord hereby approves signage and other items referred to in this Paragraph 5.03 which are similar and compatible in size, location, color and quality to that which exists as of the date that this Lease is executed by Landlord and Tenant for the Phase I Ultimate Building, subject to Tenant obtaining all governmental permits and approvals for same. Tenant shall pay for all signage except to the extent specifically included in Exhibit “B” attached hereto.
     5.04 — Utilities and Services: The Tenant shall be solely responsible for and shall promptly pay all charges for public utilities and/or private services rendered or furnished to the premises during the term hereof, including, but not limited to, heat, water, gas, electricity, rubbish disposal and sewer rental, together with all taxes or other charges based upon the use of such utilities. Landlord shall in no event be liable for the quality, quantity or interference of such services.
ARTICLE VI
MAINTENANCE AND REPAIRS
     Section 6.01 — Maintenance by Tenant: Tenant shall at all times keep the Demised Premises, including the foundations, exterior and structural walls and roof of the Demised Premises, fixtures, appurtenances, and all alterations, additions and improvements thereof, including, but not limited to all partitions, doors, equipment and all heating, air conditioning, lighting and plumbing fixtures, and the Property, including the parking areas, drives, lighting, underground or above ground utilities, fire protection systems and or security systems; in good order, condition and repair, any damage by unavoidable casualty excepted.
     Section 6.02 — Repairs by Tenant: Except (a) as caused by Landlord’s negligent or intentional act or omission, or (b) as provided elsewhere in this Lease relating to the Warranty

Obligations, Tenant shall make all repairs to the Demised Premises and the Property, including without limitation, structural repairs to the Demised Premises.
     Section 6.03 — Maintenance and Repairs by Landlord: If Tenant refuses or neglects to maintain or repair promptly the Property and/or the Demised Premises as required in Sections 6.01 and 6.02 hereof, in a reasonable time after written demand by the Landlord, the Landlord may, in addition to all other remedies provided herein, make such repairs without liability to Tenant for any loss or damage that may accrue to Tenant’s equipment, fixtures and/or other property; or to the loss of business occasioned by reason thereof; and further, upon completion of such maintenance or repairs, Tenant shall pay Landlord’s incurred costs occasioned by such maintenance or repairs. It is further agreed and understood that said billing of costs so incurred shall include interest at the highest rate allowed by law from the date of completion of the repairs by the Landlord. The same provision shall apply if Landlord fails to comply with the Warranty Obligations after written demand by Tenant.
     Section 6.04 — Alterations: Tenant shall not make any material alterations or additions to the Demised Premises, nor make any contract therefor, without first procuring Landlord’s written consent which shall not be unreasonably withheld. All alterations, additions and improvements made by Tenant to or upon the Demised Premises, except signs, electrical equipment or other removable trade fixtures or furnishings shall, when made or installed, be deemed to have attached to the Demised Premises and to have become the property of Landlord; provided, however, if prior to termination of this Lease, or within fifteen (15) days thereafter, Landlord so directs by written notice to Tenant, Tenant shall promptly remove the additions, improvements, trade fixtures and installations which were placed in the Demised Premises by the Tenant and which are designated in said notice and shall repair any damage occasioned by such removal, and in default thereof, Landlord may effect said removal and repair at Tenant’s expense and Tenant hereby agrees to pay same. All signs, electrical equipment, fixtures, furnishings and other personal property of Tenant kept on the Demised Premises and not removed prior to the expiration of the term or earlier termination thereof shall become the property of the Landlord, to do with as Landlord exclusively deems appropriate.
     Section 6.05 — Waiver of Claims: Neither Landlord nor Landlord’s agents nor servants shall be liable, and Tenant waives all claims for damage to persons or property sustained by Tenant or any occupant of the Demised Premises, or any equipment or appurtenance becoming out of repair, or resulting from any accident in or about the Demised Premises, or resulting directly or indirectly from any act or neglect of any tenant or occupant or of any other person except Landlord, its contractor, subcontractor, employee or agent. This Paragraph shall apply especially, but not exclusively, to the flooding of basements or other subsurface areas, and to damage caused by roof leaks, air conditioning apparatus, sprinkling devices, water, excessive heat or cold, falling plaster, broken glass, sewage, gas odors or noise, or the bursting or leaking of pipes or plumbing fixtures, and shall apply equally whether any such damage results from the act or neglect of other tenants, occupants or servants in the Property or of any other person and whether such damage be caused or result from any thing or circumstances above mentioned or referred to, or any other thing or circumstances, whether of a like nature or of a wholly different nature. All property belonging to Tenant or any occupant of the Demised Premises shall be there at the risk of Tenant or such other person only, and Landlord shall not be liable for damage thereto or theft or misappropriation thereof unless caused by Landlord.
     Section 6.06 — Landlord’s Right to Inspect: Landlord and its agents shall have free access to the Demised Premises during all reasonable hours for the purpose of examining same and to ascertain if they are in good repair, to make reasonable repairs which the Landlord may be required to make hereunder and to exhibit the same to prospective purchasers, lenders or tenants provided however neither Landlord nor its agents may unreasonably interfere with or disrupt Tenant’s business operations.
     Section 6.07 — Cleanliness and Waste: Tenant shall keep the Demised Premises and the areaways adjacent thereto and the Property at all times in a neat, clean and sanitary condition, free from waste or debris and shall neither commit nor permit any waste or nuisance thereon. Tenant shall procure trash containers adequate to handle Tenant’s trash accumulation.
     Section 6.08 — Triple Net Lease: Notwithstanding any provision in this Lease to the contrary, it is understood and agreed that this is a triple net lease with all costs, expense, taxes

(inclusive of real property taxes and assessments), insurances, repairs and maintenance to be paid by Tenant.
ARTICLE VII
INSURANCE
     Section 7.01 — Insurance by Tenant: Tenant shall procure, provide and pay for, and shall maintain throughout the term of this Lease, the following insurance coverages, in the following limits, in the name of the Tenant and with Landlord named therein as an additional insured:
(1) a policy of insurance covering the Tenant’s property in the Demised Premises in the amount determined by Tenant;
(2) a comprehensive general liability insurance against any and all claims for injuries to persons and property occurring in, upon, or about the Demised Premises during the Term of this Lease; such insurance, at all times, to be in an amount not less than One Million ($1,000,000) Dollars combined single limit per occurrence, $2,000,000.00 general aggregate; and
(3) casualty, fire, windstorm, flood and all risk insurance in the amount equal to the replacement cost of the Demised Premises, together with all improvements thereon.
All such insurance shall be written on a company or companies authorized to engage in the business of casualty and general liability insurance in the State of Florida, and there shall be delivered, by the Tenant, to the Landlord customary certificates evidencing such paid-up insurance, and certifying Landlord as an additional insured, which certificates are to be issued by the insurance companies, and delivered on a yearly basis at the commencement of each year during the Term of this Lease.
     The policies of insurance provided herein are to be provided by the Tenant, and shall be for a period of not less than one (1) year, it being understood and agreed that three (3) days prior to the expiration of any policy of insurance, the Tenant will deliver to the Landlord a binder or a renewal or new policy to take the place of the expiring policy, with the further understanding that, should the Tenant fail to furnish policies, as is provided in this Lease, and at the times herein provided, the Landlord may obtain such insurance, and the premiums on such insurance shall be deemed Additional Rental to be paid by the Tenant to the Landlord upon demand. Neither Landlord not Tenant shall make any claim for recovery against the other party and expressly waives any right of recovery against the other party for damage to or loss of the Demised Premises or improvements thereon, which damage or loss may arise by fire or any other peril covered by any policy of insurance containing a waiver of subrogation right against the other party in which said policy the claiming party is or may be the insured and when said loss is caused by or results from any acts of carelessness or negligence of the other party , its officers, employees or other persons under its control. Tenant further covenants and agrees to apply to its insurers for waiver of subrogation against Landlord, its agents and employees, and to obtain same if Tenant’s insurers will issue such waiver.
     Section 7.02 — Indemnity for Accidents: Tenant covenants and agrees that it will protect, defend and save and keep the Landlord forever harmless and indemnified against and from any penalty or damage or charges imposed for any violation of any laws or ordinances, whether occasioned by the neglect of Tenant or those holding under Tenant, and that Tenant will at all times protect, defend, indemnify and save and keep harmless the Landlord against and from any and all claims, loss, cost, damage or expense arising out of or from any accident or other occurrence on or about the Demised Premises or the Property, causing injury to any person or property whomsoever or whatsoever, and will protect, defend, indemnify and save and keep harmless the Landlord against and from any and all claims, loss, cost, damage or expense arising out of any failure of Tenant in any respect to comply with and perform all the requirements and provisions of this Lease.

     Section 7.03 — Destruction by Fire or Casualty: The Tenant shall give immediate notice to Landlord in case of fire or other casualty in or about the Demised Premises or the Property. In the event the Demised Premises shall be damaged by fire, then Tenant shall repair such damages and put the Demised Premises and the Property back in good condition as rapidly as reasonably possible. Tenant shall not be entitled to any abatement of the Rent, unless such damage was occasioned by the negligent acts of Landlord, its agents or employees.
     In the event that the Property or Demised Premises are substantially damaged or destroyed by fire or other casualty and (a) such damage or destruction occurs during the last five (5) years of any lease or option or renewal term and Tenant has not or does not within thirty (30) days after such casualty extend the term hereof as provided herein to extent beyond five (5) years remaining, and/or (b) Landlord’s mortgagee retains the insurance proceeds and does not release said proceeds to Landlord for the reconstruction or repair of the Property or Demised Premises for Tenant, then in either such event Landlord may terminate this Lease by giving Tenant notice (“Casualty Termination Notice”) to such effect within sixty (60) days after the casualty causing such damage. The term of this Lease shall terminate and expire upon the thirtieth (30th) day after the Casualty Termination Notice is given and Tenant shall vacate the Demised Premises and surrender same to Landlord on or before said date. The Demised Premises or the Property (whether or not the Demised Premises are damaged) shall be deemed substantially damaged or destroyed if the costs of repair and restoration after any insurable casualty occurs is fifty (50%) percent or more of the then full replacement cost of the Demised Premises or Property, as applicable.
ARTICLE VIII
TAXES
     Section 8.01 — Real Estate Taxes: Tenant shall pay, not less than thirty (30) days before delinquent, all real property taxes and assessments levied or payable during the term hereof, by the county and municipality upon the Property.
     Section 8.02 — Personal Property Taxes and Assessments: The Tenant shall pay, not less than thirty (30) days before delinquent, any and all taxes, licenses, fees and public charges levied, assessed or imposed, and which become payable during the lease term upon Tenant’s fixtures, furniture, appliances and personal property located or installed in the Demised Premises.
ARTICLE IX
TITLE
     Section 9.01 — Possession by Tenant: Tenant covenants and warrants that it has full right and authority to enter into this Lease for the full term hereof. Landlord covenants that Tenant, upon paying the Rent provided for herein and upon performance of the covenants and agreements of this Lease to be performed by said Tenant, will have, hold and enjoy quiet possession of the Demised Premises.
     Section 9.02 — Sublease and Assignment: Tenant shall not sublease, sublet or assign the Demised Premises or the Property or any portion thereof except by written permission and consent of Landlord which approval or disapproval shall be in Landlord’s reasonable discretion, references elsewhere contained herein to assignees notwithstanding. Any consent by Landlord once shall not constitute a waiver of the requirement for its consent to any future subletting or assignment of this Lease. Any such subleasing or assignment, even with the approval of the Landlord, shall not relieve the Tenant from liability for payment of the rental and any other monies due Landlord herein provided for or from the obligation to keep and be bound by the terms, conditions and covenants of this Lease. The acceptance of rent from any other person shall not be deemed to be a waiver of any of the provisions of this Lease or a consent to the assignment or subletting of the Demised Premises.

     In the event Tenant shall desire to sublet the Demised Premises or the Property, in whole or in part, or assign Tenant’s interest under this Lease, in whole or in part, Tenant shall give Landlord not less than thirty (30) days prior written notice. Such notice shall set forth all pertinent business terms of the proposed assignment or subletting as well as the name and address of the proposed assignee or sublessee, information as to financial condition of such assignee or sublessee and proposed use which assignee or sublessee desires to make of the Demised Premises or the Property. Such notice shall bear the signature of the proposed lessee or assignee attesting to its accuracy. Tenant shall in addition, at Landlord’s request, furnish such other information as Landlord may reasonably request concerning such proposed assignment or subletting. Tenant shall reimburse Landlord for Landlord’s reasonable costs of obtaining mortgagee approval of such request, and Landlord’s reasonable legal fees and costs, and all other reasonable out-of-pocket costs incurred by Landlord, plus a reasonable administrative fee to Landlord.
     Section 9.03 — Financing: Subject to Paragraph 9.06 below, Tenant agrees that Tenant’s rights under this Lease are and shall always be subordinate to the lien of any mortgage or trust deeds now or hereafter placed from time to time upon the Demised Premises or the Property. Tenant shall, upon written demand from Landlord, execute such other and further instruments or assurances subordinating this Lease to the lien or liens of any such mortgage or trust deeds. If any mortgagee or trustee under a trust deed elects to have Tenant’s interest in this Lease superior to any such interest by notice to Tenant, then this Lease shall be deemed superior to any such mortgage or trust deed whether this Lease was executed before or after such mortgage or trust deed.
     Section 9.04 — Surrender of Premises: Tenant shall, upon the expiration date or sooner termination of this Lease, surrender to Landlord the Demised Premises, together with all replacements thereto in good order, condition and repair, except for ordinary wear and tear and loss by fire or other casualty. If Tenant fails to surrender the Premises as required herein, Tenant shall be deemed a month-to-month tenant and shall for the duration of such holdover period pay Landlord, as holdover rent, twice the monthly rental amount as was payable in the last month of the lease term in addition to all other payments required under this Lease Agreement.
     Section 9.05 — Eminent Domain: In the event the Demised Premises, the Property or any part thereof, shall be taken or condemned for public purposes by any competent authority, the entire compensation awarded therefor shall belong to the Landlord, without any deduction therefrom for any present or future estate of Tenant; provided, however, that in the event more than twenty (20%) percent of the Demised Premises shall be so taken or condemned, then either the Landlord or Tenant shall have the option of terminating the term of this Lease upon giving to the other written notice of such election within thirty (30) days after possession of the part condemned has been taken by proper authorities, whereupon the term of this Lease shall be terminated, as of the date on which possession is so taken. If neither Landlord or Tenant so elects to terminate the term of this Lease, the Landlord at its own expense, shall repair and restore the premises not affected by the taking and thereafter, if a part of Demised Premises itself has been taken or condemned, the Rent to be paid by the Tenant shall be equitably reduced.
     Section 9.06 — Nondisturbance and Attornment: In the event any proceedings are brought for the foreclosure of, or in the event of the conveyance by deed in lieu of foreclosure of, or in the event of the execution of the power of sale under any superior mortgage, or in the event of transfer or conveyance of the Demised Premises, or any part thereof, to any party for any reason whatsoever, Tenant hereby attorns to, and covenants and agrees to execute an instrument in writing reasonably satisfactory to the new owner whereby Tenant attorns to such successor in interest and recognizes such successor as the landlord under the Lease. Upon payment by the Tenant of the rent herein provided, and upon the observance by Tenant of each and every one of the material terms, provisions, covenants, agreements, undertakings, and conditions on Tenant’s part to be observed and performed, Tenant shall peaceably and quietly hold and enjoy the Demised Premises and the Property for the term of this Lease without hindrance or interruption by Landlord or any other person or persons lawfully or equitably claiming by, through or under the Landlord, subject, nevertheless, to each and every one of the terms, provisions, covenants, agreements, undertakings and conditions of this Lease.

ARTICLE X
DEFAULT
     Section 10.01 — Default by Tenant: All of the rights and remedies of Landlord herein enumerated shall be cumulative, and none shall exclude any other right or remedy allowed by law. It is agreed that in the event:
          (i) That the Tenant shall fail, neglect or refuse to pay any installment of Rent at the time, and in the amount as herein provided, or to pay any other monies agreed by it to be paid promptly when and as the same shall become due and payable under the terms hereof, provided however that Landlord must give Tenant fifteen (15) days written notice and opportunity to cure such alleged default;
          (ii) That any voluntary or involuntary petition or similar pleading, under any section or sections of any bankruptcy act, shall be filed by or against Tenant, or any voluntary or involuntary proceeding in any court or tribunal shall be instituted to declare Tenant insolvent or unable to pay Tenant’s debts, and the same shall not be dismissed or discharged within thirty (30) days after notice thereof in writing;
          (iii) That the Tenant shall fail, neglect or refuse to keep and perform any of the other covenants, conditions, stipulations or agreements herein contained and to be kept and performed by it, and in the event any such default shall continue, for a period of more than thirty (30) days after notice thereof in writing given to the Tenant, by the Landlord; provided, however, that if the cause for giving such notice involves the making of repairs, or other matters reasonably requiring a longer period of time than the period of such notice, the Tenant shall be deemed to have complied with such notice so long as it has commenced to comply with said notice within the period set forth in the notice, and is diligently prosecuting compliance with said notice, or has taken proper steps or proceedings, under the circumstances, to prevent the seizure, destruction, alteration or other interference with said Demised Premises by reason of non-compliance with the requirements of any law or any ordinance or with the regulations, rules or directions of any government authority, as the case may be;
          (iv) That the Tenant makes any assignment of its property for the benefit of creditors, or should the Demised Premises be taken under a levy of execution or attachment, in an action against the Tenant, and such levy, attachment or assignment is not dismissed and discharged within thirty (30) days after written notice thereof to Tenant by Landlord;
then in any event as described in Sections 10.01 (i), (ii), (iii) or (iv), the Tenant does hereby authorize and fully empower said Landlord or Landlord’s agent to cancel or annul this Lease at once and to re-enter and take possession of said Demised Premises immediately, and remove all persons and their property therefrom, and to use such force and assistance in effecting and perfecting such removal as said Landlord may deem necessary and advisable to recover at once full and exclusive possession of all of said Demised Premises, whether in possession of said Tenant or of their persons or otherwise. At Landlord’s option, Landlord may declare all installments of Rent for the remainder of the lease term to be immediately due and payable whereupon the same shall become immediately due and payable.
     The Landlord may, however, at its option, at any time after a default or violation of a condition or covenant, re-enter and take possession of said Premises without such re-entering working a forfeiture of the rents to be paid and the covenants, agreements and conditions to be kept and performed by said Tenant for the full term of this Lease. In such event, the Landlord shall have the right, but not the obligation, to divide or subdivide the Premises in any manner the Landlord may determine and to lease or let the same or portions thereof for such periods of time and at such rentals and for such use and upon such covenants and conditions as Landlord may elect, applying the net rentals from such letting first to the payment of Landlord’s expenses incurred in dispossessing the Tenant and the costs and expenses of making such improvements in the Premises as may be necessary in order to enable the Landlord to relet the same, and to the payment of any brokerage commissions or other necessary expenses of the Landlord in connection with such reletting. The balance, if any, shall be applied by the Landlord from time to time, but in any event not less than once each month, on account of the payments due or payable by the Tenant hereunder, with the right reserved to Landlord to bring such actions or proceedings for the recovery of any deficits remaining unpaid as it may deem advisable from time to time, without being obligated to await the end of the term hereof for a final determination of the Tenant’s account and the commencement or maintenance of one (1) or more actions shall not bar the Landlord from bringing other or subsequent actions for further accruals pursuant to the provisions of this Paragraph. Any balance remaining, however, after full payment and liquidation of Landlord’s account, as aforesaid, shall be paid to the Tenant from time to time with the right reserved to the Landlord at any time to give notice in writing to the Tenant of Landlord’s election to cancel and terminate this Lease and all Tenant’s obligations hereunder and upon the giving of such notice and the simultaneous payment by Landlord to Tenant of any credit balance in Tenant’s favor that may at the time be owing to Tenant shall constitute a final and effective cancellation and termination of this Lease and the obligations thereunder on the part of either party to the other.
     In addition to the foregoing, collection costs and reasonable attorneys’ fees shall be paid by Tenant if delinquencies are referred for collection.
     Section 10.02 — Lien of Landlord for Rent, Taxes and Other Sums: Landlord shall have, and Tenant hereby grants, a security interest in any furnishings, equipment, fixtures, inventory, accounts receivable, or other personal property of any kind belonging to Tenant, or the equity of Tenant therein, in the Demised Premises. The security interest is granted for the purpose of securing the payment of rent, other charges, assessments, penalties and damages herein covenanted to be paid by Tenant and for the purpose of securing the performance of all other obligations of Tenant under this Lease. Upon Tenant’s default or breach of any covenants of this Lease, Landlord shall have all remedies available under the law of the State of Florida including, but not limited to, the right to take possession of the above mentioned property and dispose of it by public or private sale in a commercially reasonable manner. Tenant shall, upon demand, reimburse Landlord for all filing and recording fees and taxes incurred in connection with filing and recording of Financing Statements if the same be necessary to perfect Landlord’s security interest. Landlord’s statutory lien for rent is not hereby waived, the express contractual lien herein granted being in addition and supplementary thereto.
     Section 10.03 No Liens Created By Tenant: The Tenant covenants and agrees that it has no power to incur any indebtedness giving a right to a lien of any kind or character upon the rights, title and interest of the Landlord in and to the property covered by this Lease, and that no person shall ever be entitled to any lien directly or indirectly derived through or under the Tenant, or its agents or servants, or on account of any act or remission of said Tenant, which lien shall be superior to the title of the Landlord to the Demised Premises. All persons contracting with said Tenant, or furnishing materials or labor to said Tenant, or to its agents or servants, as well as all persons whomsoever, shall be bound by this provision of this Lease. Should any such lien be filed, the Tenant shall discharge the same within thirty (30) days thereafter, by paying the same or by filing a bond, or otherwise, as permitted by law. The Tenant shall not be deemed to be the agent of the Landlord, so as to confer upon a laborer bestowing labor or confer upon a materialman furnishing materials upon the leased premises the right to a mechanic’s lien thereon.
     Section 10.04 — Jury Trials\Counter Claims: The parties hereto shall, and they hereby do, irrevocably waive trial by jury in any and every action or proceeding brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Demised Premises or the Property, and any claim for injury or damage. In the event Landlord commences any proceeding, whether or not for nonpayment of rent, any additional rent, or otherwise, Tenant shall not interpose, and hereby irrevocably waives the right to, any non-compulsory counterclaim of whatever nature or description in any such proceeding(s). The provision in the immediately foregoing sentence shall not, however, be construed as a waiver of the Tenant’s right to assert claims, if any, in any separate action or actions brought by Tenant.
     Section 10.05 — Redemption: Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed for any cause or in the event of Landlord obtaining possession of the Demised Premises, by reason of a default by Tenant of any of the terms, covenants or condition of this Lease.
     Section 10.06 — Court Registry: In any action for eviction instituted by Landlord hereunder, Tenant may not assert any defense to such eviction until such time as Tenant has paid into the Registry of the Court all accrued and unpaid rents. Tenant must then continue throughout the litigation to pay all rents as they became due into the Registry of the Court.
ARTICLE XI
ENVIRONMENTAL
     Section 11.01 — Compliance With Laws: Tenant, at Tenant’s expense, shall keep and maintain the Demised Premises and the Property in compliance with, and shall not cause or permit the Demised Premises or the Property to be in violation of, any federal, state, county and municipal laws, ordinances or regulations including, without limitation, those relating to contamination, air and water quality, waste disposal, occupational safety and health, industrial hygiene, or to the environmental conditions on, under or about the Demised Premises, including, but not limited to, soil and groundwater conditions (“Laws”); provided, however, Tenant shall have no obligation to correct any violation in the Demised Premises or the Property that exists as of the date the Demised Premises is delivered to Tenant. Provided further, Tenant shall have no obligation or liability hereunder except as to any actions or matters caused by Tenant’s uses or actions, or the uses or actions of its employees, agents, officers and directors heirs and assigns.
     Section 11.02 — Contamination: Except in conducting normal business operations and subject to compliance with applicable laws, the use, generation, manufacture, storage or disposal of, on, under or about the Demised Premises or the Property or the transport to or from the Demised Premises or the Property of any flammable explosives, radioactive materials, including, without limitation, any substances defined as, or included in the definition of hazardous substances, hazardous materials, toxic substances or other similar or regulated substances, residues or wastes, pollutants, asbestos, petroleum products and by-products, including any other environmental contamination whatsoever is hereby defined as “Contamination”. Neither Landlord nor Tenant nor their respective employees, agents, officers and directors, heirs and assigns shall cause any Contamination to the Property or the Demised Premises.
     Section 11.03 — No Liens: Tenant shall not create or suffer to exist with respect to the Demised Premises or the Property or permit any of its agent to create or suffer to exist any lien, security interest or other charge or encumbrance of any kind, including without limitation, any lien imposed pursuant to Section 107(f) of the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C. Section 9607(1)) or any similar Law.
     Section 11.04 — Environmental Assessment and Remediation: Notwithstanding any other provision of this agreement, Tenant shall be solely responsible for and agrees to indemnify, defend and hold harmless Landlord, its employees, agents, officers, directors, heirs and assigns, from and against any and all fines, suits and claims, demands, penalties, liabilities, costs or expenses, losses, settlements, remedial actions requirements and enforcement actions, administrative proceedings and any other actions of whatever kind or nature, including attorneys’ fees and costs (and costs and fees on appeal), fees of environmental consultants and laboratory fees, known or unknown, contingent or otherwise, arising out of or in any way related to the discovery, remediation, or disposal of any Contamination as heretofor defined in Section 11.02, on or about the Demised Premises or the Property except as is caused by Landlord or its employees, agents, officers and directors, heirs and assigns, including any personal injury (including wrongful death) or property damage (real or personal) arising therefrom. Landlord agrees to indemnify, defend and hold harmless Tenant, its employees, agents, officers, directors, heirs and assigns, from and against any and all fines, suits, claims, demands, penalties, liabilities, costs or expenses, losses, settlements, remedial action requirements and enforcement actions, administrative proceeds and all other actions of whatever kind or nature, including attorneys’ fees and costs (and costs and fees on appeal), fees of environmental consultants and laboratory fees, known or unknown, continent or otherwise, arising out of or in any way related to the discovery, remediation, or disposal of any Contamination on or about the Demised Premises or the Property, caused by Landlord, its employees, agents, officers, directors, heirs and/or assigns, including any personal injury (including wrongful death) or property damage (real or personal) arising therefrom. This paragraph shall survive termination or expiration of this Lease.
     Section 11.05 — Notice of Contamination or Enforcement: Each party shall immediately advise the other by telephone, followed up in writing, with a copy to Landlord, of any and all enforcement, cleanup, removal, claims made or threatened by any third party, or other governmental or regulatory actions instituted, completed, or threatened, or any release, discharge, or spill of Contamination, pursuant to any Laws affecting the Demised Premises, the Property or adjoining or neighboring properties. Each party shall provide copies to the other in a timely fashion, in whatever capacity and in whatever form obtained, any and all information, test results, correspondence or other data acquired in connection with the locating, remediating, removing, or disposing of contamination on or about the Demised Premises, , or regarding such parties notice of contamination or enforcement, or otherwise.
ARTICLE XII
MISCELLANEOUS
     Section 12.01 — Notices: Whenever under this Lease a provision is made for any demand or notice of any kind, or where it is deemed desirable or necessary by either party to give or serve any such notice or demand to the other, it shall be in writing sent by overnight mail or certified mail, return receipt requested, postage prepaid, or by hand if to the Tenant addressed to the Tenant at 2000 Ultimate Way, Weston, FL 33326 and if to the Landlord addressed to the Landlord at 3325 South University Drive, Suite 21O, Davie, FL 33328-2020, and either party may by like notice at any time and from time to time designate a different address to which notices shall be sent. Such notices or demands shall be deemed sufficiently served or given for all purposes hereunder at the time they shall be received or first attempted to be delivered, whichever occurs first.
     Section 12.02 — Waiver: One (1) or more waivers of any covenant, term or condition of this Lease by either party shall not be construed by the other party as a waiver of a subsequent breach of the same term, covenant or condition. The consent or approval of either party to or of any act by the other party of a nature requiring consent or approval shall not be deemed to waive or render unnecessary consent to or approval of any subsequent similar act.
     Section 12.03 — Relationship of Parties: Nothing contained in this Lease nor any act or acts of the parties shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent or of partnership or of joint venture or of any association whatsoever between Landlord and Tenant, other than the relationship of landlord and tenant.
     Section 12.04 — Governing Law: The laws of the State of Florida shall govern the validity, performance and enforcement of this Lease.
     Section 12.05 — Savings Clause: The invalidity or unenforceability of any provision of this Lease shall not affect or impair the validity of any other provision.
     Section 12.06 — Marginal Headings: The paragraph titles herein are for convenience only and do not define, limit or construe the contents of such paragraph.
     Section 12.07 — Covenant to Bind Successors: It is agreed that the provisions, covenants and conditions of this Lease shall be binding on the legal representatives, heirs, successors and assigns of the respective parties hereto.
     Section 12.08 — Credit Reports: The Tenant’s performance under this Lease Agreement may be reported to credit reporting agencies. The Landlord may also obtain a consumer report of Tenant’s credit history from a credit reporting’ agency. Upon request, Tenant will be informed whether a consumer report was obtained and if so, the name and address of the agency furnishing the report.
     Section 12.09 — Estoppel Certificate: Within ten (10) days after request therefor by Landlord, the Tenant shall furnish an estoppel certificate. Tenant agrees to deliver in recordable form a certificate to any proposed mortgagee or purchaser, or to Landlord, certifying (if such be the case) that this Lease is in full force and effect and there are no defenses or offsets thereto, or stating those claimed by Tenant , and providing all other information reasonable request by Landlord.
     Section 12.10 — Intentionally omitted .
     Section 12.11 —Force Majeure: (a) Landlord shall not be required to perform any term, condition or covenant in this Lease so long as such performance is delayed or prevented by Acts of God, strikes, lockouts, decree or restriction by any governmental authority, civil riot, floods, financing, and any other cause not reasonably within the control of Landlord, , and which by the exercise of due diligence Landlord is unable, wholly or in part to prevent or overcome.
     (b) The terms of Section 12.11 (a) hereof regarding force majeure shall be applicable to Tenant solely with regard to non-monetary issues. For all monetary issues, there shall be no events of force majeure and no excuse or delay permitted in connection with the obligation of Tenant to pay any sums required hereunder.
     Section 12.12 — Prevailing Party: In the event that litigation is required to enforce this Agreement, the prevailing party shall be entitled to reimbursement of its legal costs and attorney’s fees, including appeals.
     Section 12.13 — Radon Gas: In accordance with the provisions of Florida Statutes Chapter 404.29(8), notification is hereby tendered concerning the possible existence of Radon Gas in or about the Demised Premises. Please be advised that:
“RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it overtime. Levels of radon that exceed Federal and State guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your County Public Health Unit.”
     Section 12.14 — Entire Agreement: This Lease sets forth all of the covenants, promises, agreements, conditions and understandings between the Landlord and the Tenant governing the Demised Premises. There are no covenants, promises, agreements, conditions and understandings, either oral or written, between them other than those herein set forth. Except as herein provided, no subsequent alterations, amendments, changes or additions to this Lease shall be binding upon the Landlord or Tenant, unless reduced to writing and signed by both parties.
     Section 12.15 — Negotiation and Execution: The furnishing of this Lease by the Landlord to the prospective Tenant shall not be considered an offer to lease, even though completed in every respect, until and unless the document has been executed by the appropriate officers of Landlord. No correspondence or other communication respecting this Lease shall create any obligation to go forward with this Lease until the Lease document is fully completed and executed by both the Landlord and Tenant.
     Section 12.16 — No Representations: (a) Tenant hereby acknowledges and agrees that neither Landlord nor Landlord’s agents (including Landlord’s managing agents, leasing agents and/or Landlord’s attorney) has made any representations, promises or other inducements to Tenant’s execution of this Lease except as specifically provided herein. Tenant further acknowledges and agrees that in all cases, if any, in which Landlord’s consent and/or approval has been provided to Tenant in this Lease, except where otherwise specifically provided in writing in the Lease, said consent and/or approval is subject to Tenant (at, its sole cost and expense) obtaining all necessary governmental and quasi-governmental approvals, and Landlord makes no representation whatsoever as to, and this Lease is in no way contingent, upon the governmental and/or quasi-governmental approval process or as to Tenant’s ability to obtain all necessary governmental and/or quasi-governmental approvals, and Landlord shall not be liable for Tenant’s inability to obtain such approvals.
           (b) Landlord hereby acknowledges and agrees that neither Tenant nor Tenant’s agents (including Tenant’s managing agents, leasing agents and/or Tenant’s attorney) has made any representations, promises or other inducements to Landlord’s execution of this Lease except as specifically provided herein. Landlord further acknowledges and agrees that in all cases, if any, in which Tenant’s consent and/or approval has been provided to Landlord in this Lease, except where otherwise specifically provided in writing in the Lease, said consent and/or approval is subject to Landlord (at its sole cost and expense) obtaining all necessary governmental and quasi-governmental approvals, and Tenant makes no representation whatsoever as to, and this Lease is in no way contingent, upon the governmental and/or quasi-governmental approval process or as to Landlord’s ability to obtain all necessary governmental and/or quasi-governmental approvals, and Tenant shall not be liable for Landlord’s inability to obtain such approvals.
     Section 12.17 — Intentionally omitted.
     Section 12.18 — Completion of Construction: (a) In the event that the Commencement Date (as defined in section 2.02 hereof) does not occur within eleven (11) months from the date of issuance of the Building Permits for construction of the building, which eleven (11) month period shall be extended by one day for each day of delay exclusively caused by Tenant or its agents, employees, officers, directors, contractors or invitees (the “Tenant Parties”) or by force majeure (the “Outside Delivery Date”), then Landlord shall pay to Tenant in the form of rent credits the amount of One Thousand Dollars ($1,000.00) per day for each day of delay not caused by the Tenant Parties or force majeure from the Outside Delivery Date until the Commencement Date (the “Construction Penalty”).
     (b) In the event that the Commencement Date occurs at any time prior to seven (7) months from the date of issuance of the Building Permits for construction of the building, which seven (7) month period shall be extended by one day for each day of delay exclusively caused by the Tenant Parties or force majeure (the “Early Delivery Date”), then Tenant shall pay to Landlord on the

Commencement Date the amount of One Thousand Dollars ($1,000.00) per day for each day that the Commencement Date occurs prior to the Early Delivery Date.
     IN WITNESS WHEREOF, the parties hereto have executed this Lease this day and year first above written.

Signed and Acknowledged	Landlord:
In the Presence of:
ROHO ULTIMATE, LTD. II, a
Florida limited partnership

	By:	ROHO DEVELOPMENT LIMITED, a Florida
limited partnership, its general
/s/ Melissa Ackerman Witness signature		partner
	By:	Silver Development Corp., a Florida
/s/ Melissa Ackerman Witness print name		corporation, its general partner

/s/ Annette D. Pappas	By:	/s/ David G. Hollander

Witness signature		David G. Hollander, President

/s/ Annette D. Pappas Witness print name	By:	Ross Realty Investments, Inc., a Florida corporation, its general partner

	By:	/s/ Barry Ross

Barry Ross, President

ULTIMATE SOFTWARE GROUP, INC.,
a Delaware corporation

Witness signature

Witness print name

Witness signature

Witness print name	By:	/s/ Scott Scherr

Scott Scherr, President

GUARANTY TO LEASE
Silver Builders Inc. and ROHO Development Limited (jointly and severally, the “Guarantor”) hereby acknowledges that as the general contractor for construction of the Premises and the general partner of the Landlord, respectively, the Guarantor will benefit from this Lease. As such, the Guarantor hereby joins in this Lease for the sole purpose of guarantying Landlord’s Warranty Obligations as set forth in Section 4.01 of the Lease and Landlord’s Obligations under section 12.18(a) hereof as follows: in the event that Landlord fails to comply with section 12.18(a) hereof then upon demand the Guarantor shall pay the Construction Penalty to Tenant, and/or in the event that Landlord fails to comply with the Warranty Obligations set forth in Section 4.01 hereof then Guarantor shall comply with such Warranty Obligations. The guarantor shall have no other obligations or liabilities under the Lease except as expressly provided in this paragraph, and the obligations, liabilities and joinder of the Guarantor as expressed herein shall automatically terminate and be null and void upon Landlord’s satisfaction of section 12.18(a) and 4.01 hereof.

Signed and Acknowledged
In the Presence of:

SILVER BUILDERS INC., a Florida corporation

/s/ Melissa Ackerman
Witness signature

Melissa Ackerman
Witness print name

/s/ Evan Hollander
Witness signature

Evan Hollander Witness print name

	By:	/s/ David G. Hollander

	Print Name/Title:	David G. Hollander, Chairman

	Dated:	5-22-01

ROHO DEVELOPMENT LIMITED, a Florida limited partnership

/s/ Melissa Ackerman
Witness signature

	By:	Silver Development Corp., a Florida corporation, its general partner

Melissa Ackerman
Witness print name

	By:	/s/ David G. Hollander

David G. Hollander, President

/s/ Annette D. Pappas
Witness signature

	By:	Ross Realty Investment, Inc., a Florida corporation, its general partner

Annette D. Pappas
Witness print name

	By:	/s/ Barry Ross

Barry Ross, President

	Dated:	5-23-01

Exhibit “B”
Qualification Sheet
And Attached Construction Drawings Dated 5/01/01

October 19, 2000	Upgrades and extras	$671,149
December 2, 2000	Revisions	$26,197
April 04, 2001	Tenant and architectural changes and upgrades	$440,109
	(see attached summary)
May 16, 2001	Tenant electrical changes	$11,200

Total extra charges as per attached plans and specifications Thru May 16, 2001		$1,148,655
$500,000 included in Lease at $21.19 per square foot
$648,655 payable in equal payments of
$54,054.58 for 12 months
Allowance of $5,000 included for cabinets in Room #229
Decorator etched glass privacy walls at coffee stations will be billed as extra.
Built-Ins: As per 10-19-00 Letter
“C” Units 36 @ $2,513.00
“D” Units 14 @ $3,329.00 w/ dividers and caps
Custom Built-Ins as per 04-04-01
Room 125,126,128,132,133 = $29,877.00
Items of Tenant’s Responsibility in addition to those designated on plans:
UPS systems
Data / Telephone systems including cabling and termination
Lightning and Surge Suppression Systems
Audio-Visual Systems including cabling and termination
CATV systems including cabling and termination
Security Systems including cabling and termination
Access Control Systems including cabling and termination
Tenant Signage
Window Treatments
Relocation or removal of cooling tower and associated utilities
Reconfiguration of partitions in Phase I
Data conduit from exterior of Phase I to server location

SYNALOVSKI GUTIERREZ ROMANIK ARCHITECTS, INC.
anuel Synalovski, AIA • Jorge Gutierrez, AIA • Merrill Romanik, AIA • David Rosenthal, AIA • Carlos Gonzalez, AIA • Nikolay Ryaboy • Luis LaRosa
04/04/01
To: Evan Hollander
From: Synalovski Gutierrez Romanik Architects, Inc.
          The following items correspond with sheets SP-1, A-1 and A-2 of the bid sets.
1.	Tenant requested (4)-4” conduits from data center in existing (3)-story building to new Data Center Room- (130), in proposed (2) story building, refer to sheet SP-1
Include 230 lineal feet and stops outside building of Phase I for data center link $14,650.00
2.	Tenant requested (2)-2” conduits from New Data Room- (130) to Street for *CATV* connection, refer to sheet SP-1.
Include 300 lineal feet to property line *for entry cameras* $ 7,100.00
3.	Tenant requested (6) individual computer/telephone stations. The counter was enlarged from 18(d) to 24(d). Also, each station has a telephone & data connection Refer to sheet A-l and E-l.
Added depth & 3 lin. ft. and vertical supports for counter detail, *deduct device count* *$395.00*
4.	Relocated coffee station in Training Room-112 from the Northwest corner to the East Wall.
No cost factor
5.	Relocated door 112B in Training Room-112 from center of North Wall to Northeast corner. Refer to sheet A-l.
No cost factor
6.	Tenant requested the following changes, refer to sheet A-1.
a• Replaced workstations with (2) open offices.
No cost factor
b• Added corridor with access to Lobby/Bathrooms.
Added 20 lin.ft. partitions and (3) doors $3,420.00

c• Added Storage Room-137
Included in above item

d• Added new door 001A with proxy card access controller, adjacent to lobby.
$3,600.00
e• Extended tile in Lobby 4-6’ x 6’-4’ to the west.
$350.00
7. Tenant requested a new door 001 B with proxy card access controller.
$3,600.00
8.	Tenant requested elevator equipment to be moved to 1st floor & enclosed with 8” concrete masonry units.
$4,100.00
9.	Tenant requested Shipping and Reciving-133 and Office-132 be made larger. In order to accommodate this request, three rooms were converted into two.
Already factored in 1st change sheet
10.	Tenant requested the *inclusion* of glazing on North wall for Conf. Room-C- 229.
*Now requests including and adding (1) additional for South wall*
*$3,000.00*
11. Tenant requested a counter with base cabinets and under-counter refrigerator.
There is a $5,000.00 allowance in 1st change sheet for this item.
12. Tenant requested Janitor-237 to be relocated from first floor to second floor.
Requires cast iron pipe for sanitary
$350.00
13.	Tenant requested the tile from the lobby be extended into the Vending Room-238, and to add an ice maker and floor drain.
$1,600.00

14.	Tenant requested proxy card access in 2nd floor balcony.
$200.00
General notes:
15• All partitions or rooms that have sound batt insulation are full height.
Credit total soundproofing amount in 1st change sheet = ($3,025.00)
Add *573* lin. ft. x 14’ h soundproofing = *8,022* s.f. @ 1.85 = *$14,84100*
Add *573* lin .fi. x4’ h = *2,292* s.f. framing and drywall @ $4.90 = *$11,231.00*
Add (12) HVAC transfer ducts and fire damper grills @ $535.00 = $6,420.00
*$29,467.00*
16•	Staircase has a *stucco* finish
*$8,870.00*
17•	Tenant requested Air Conditioning be designed for 72 degrees in lieu of 75 degrees. I am attaching a Roof top unit schedule indicating the new requirements and the model numbers of the previously designed roof top units. *Owner will provide floor plan as-builts, highlighting zone coverage*
Equipment upgrade $18,150.00
Engineering change $2,685.00
Design upgrade from October 5, 2000 proposal $30,000
$50,835.00
Additional Items Not On SGR Narrative:
18.	Add (4) sinks in 001A, 247,201A, 251A @ $862.50 ea.
$3,400.00
19.	Add (2) local alarmed panic hardware at stairwell exits
$1,540.00
20.	Add (131) computer power outlets with dedicated circuits. Requires (3) additional panels. Does not include isolated ground per circuit. Standard 20 amp receptacles. *with colored plates*
$21,800.00
21.	Add 280 s.f. x 10” thick slab with (2) recesses for tenant supplied and installed file system
$2,700.00

22.	Temporary parking reconfiguration (site fencing, equip, relocation, 2 stage asphalt)
*$15,000* to be deleted in the event the cross parking agreement with Arvida is executed.
23.	Phase I parking reconfiguration
*Not including any paver, drainage, landscaping or patio work required*
*Deleted as per Bob Marnne / Walter Hollander agreement*
24.	Closure of cooling tower and gates with decorative trim
$13,500.00
25.	Landscaping of cooling tower
$8,850.00
26.	Upgrade drywall to 5/8”
*$3,675.00*
27.	*Closure of generator with gates and trim, landscaping addition, keep structure w/door on roof*
*$13,600.00*
28.	Administration 32 hours @ $75.00 per hour
*Deleted as per Bob Marnne / Walter Hollander agreement*
29.	*Built-In Furniture as shown on A-l & A-2 of attached plans*
*$167,102.00*

Summary

Narrative Item	Projected Cost
1	$14,650.00
2	$7,100.00
3	$395.00
4	$0.00
5	$0.00
6a	$0.00
6b	$3,420.00
6c	$0.00
6d	$3,600.00
6e	$350.00
7	$3,600.00
8	$4,100.00
9	$0.00
10	$3,000.00
11	$0.00
12	$350.00
13	$1,600.00
14	$200.00
15	$29,467.00
16	$8,870.00
17	$50,835.00
18	$3,400.00
19	$1,540.00
20	$21,800.00
21	$2,700.00
22	$15,000.00
23	$0.00
24	$13,500.00
25	$8,850.00
26	$3,675.00
27	$13,600.00
28	$0.00
29	$167,102.00

Total Changes	$382,704.00

15 % OVH & profit	$57,405.60

Upcharge	$440,109.60

EXHIBIT “C”
CONSTRUCTION AGREEMENT — TENANT’S WORK
All Tenant’s work shall conform to all applicable governing codes and shall include the work listed below. Any work required that is not listed in Exhibit “B” shall be Tenant’s work.
1.	Tenant will pay for any utility charges associated with the Leased Premises from and after the Commencement Date.
2.	Tenant will require any contractor or sub-contractor to remove and dispose of, at least once a week, all debris and rubbish caused by the Tenant’s work and upon completion to remove all temporary structures, debris and rubbish of whatever kind remaining on any part of the Properly and/or the Demised Premises.

3.	Tenant and/or Tenant’s contractors and subcontractors shall be required to provide, in addition to the insurance required to be maintained by Tenant, the following types of insurance and the following minimum amounts naming Landlord and any other persons having interest in the whole Property as additional insureds as their interest may appear, issued by companies approved by Landlord.
(a)	Workmen’s Compensation coverage in accordance with the Florida statutes.

(b)	During any construction by Tenant, Automobile Liability coverage with bodily injury limits of at least $500,000 per person. $1,000,000 per accident, and $500,000 per accident for property damage.
Original or duplicate policies for all of the foregoing insurance shall be delivered to Landlord before Tenant’s work is started and before any contractor’s equipment is moved to any part of the whole Property. In all other respects the insurance coverage above mentioned shall comply with the provisions of this Lease.
4.	All work done by Tenant to be by licensed contractors. Landlord may post notice of non-responsibility for Tenant’s work.
INITIALS: Landlord:                                          Tenant:

EXHIBIT “D”
CHANGE ORDER
ULTIMATE SOFTWARE II

ESTIMATE/
		HOURS/DAYS	EXPENSE
A	Best Estimate for Analysis charge @ $75.00/hr (Evan, Brett, David, Walter) To be paid regardless of whether or not change order is approved by Ultimate

B	Actual analysis charge @ $75.000/hr

C	Best estimate for hard cost of change order

D	In any event not to exceed

E	Actual cost of change order

F	15% Overhead/Profit (Line (E) x 15%)

G	“AGREED TO” contract price for change order Including 15% Overhead/Profit (in Lieu of lines (E) + (F) )

H	Best Estimate for number of days delay in construction because of work pursuant to change order

I	Actual number of days delay in construction because of work pursuant to change order

J	“AGREED TO” number of days delay because of change order ( In Lieu of line (I) )
Each day is equal to:
1) General Conditions @ $
2) Delay in rent to landlord @ $
3) One day added to Section 12.18 of Lease Agreement, re: Completion of Construction
TOTAL COST OF CHANGE ORDER:

ULTIMATE SOFTWARE, INC.		ROHO-ULTIMATE LTD. II			SILVER BUILDERS, INC.

By:		By:		By:

	PRINT NAME		PRINT NAME		PRINT NAME

DATE:		DATE:		DATE: